Exhibit 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Declares Cash Dividend

Middletown, NY – On May 18, 2023, the Board of Directors of Orange County Bancorp, Inc., the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc., declared a $0.23 cash dividend per share of its common stock. The dividend will be paid on June 14, 2023 to shareholders of record on June 2, 2023.

About Orange County Bancorp Inc.

Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 130 years ago. It has grown through ongoing innovation and an unwavering commitment to its community and business clientele to more than $2.0 billion in total assets.